                                                                     EXHIBIT 4.2

                                                 [Execution Copy]

                             STOCKHOLDERS AGREEMENT



               THIS STOCKHOLDERS AGREEMENT (the "Agreement") is entered in as of September 7,1993 by and among Financial Pacific Insurance Group, Inc., a Delaware corporation (the "Corporation"), the parties set forth on Schedule 1 attached hereto (the "Purchasers"), Robert C. Goodell ("Goodell"), Suzanne M. Goodell ("SMG") and Wells Fargo Bank, N.A., Trustee for Latham & Watkins FBO David B. Rogers ("Rogers") (the Purchasers, Goodell, SMG and Rogers are individually referred to herein as a "Stockholder" and collectively as the "Stockholders").


                                    RECITALS

               A. As of the date hereof, the authorized capital stock of the Corporation consists of (i) 10,000,000 shares of common stock, par value $.001 per share ("Common Stock"), of which 1,232,284 shares are issued and outstanding, and (ii) 4,000,000 shares of preferred stock, par value $.001 per share, of which 4,000,000 have been designated as Series A Convertible Preferred Stock (the "Series A Stock") and 3,650,001 shares of Series A Stock are issued and outstanding.

               B. Goodell, SMG and Rogers are the holders of all of the issued and outstanding shares of Common Stock and the Purchasers are the holders of all of the issued and outstanding shares of Series A Stock. The shares of Common and Series A Stock now or hereafter owned by the Stockholders are hereinafter collectively referred to as the "Shares." As used hereinafter in this Agreement, the term "Shares" shall also include any additional shares of Common Stock, options to purchase Common Stock or securities convertible Common Stock of the Corporation issued to or acquired by any of the parties: and the term "number of Shares" shall refer to the aggregate of (i) the number of Shares of Common Stock owned by the Stockholder and (ii) the number of Shares of Common Stock issuable upon conversion of the Series A Stock owned by the Stockholder.

               C. It is deemed to be in the best interests of the Corporation and the Stockholders that provision be made for the continuity and stability of the business and policies of the Corporation.


                                    AGREEMENT

               The parties agree as follows:

               1. Agreement Available for Inspection. An original copy of this Agreement duly executed by each of the Stockholders shall be delivered to the Secretary of



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the Corporation, maintained at the principal executive office of the Corporation and made available for inspection.

      2.    Election of Directors.

            (a) Voting of Stock. At or before each annual or special meeting of the stockholders of the Corporation called for the purpose of electing directors of the Corporation, and at each time at which stockholders of the Corporation shall vote for or consent to the election of directors of the Corporation, then and in each event, each Stockholder shall vote (or consent with respect to) all Shares owned by him or it, to the extent that such Shares are entitled to be voted, in a manner that would elect to the Board of Directors of the Corporation (the "Board") (i) one nominee who is designated by FinPac Partners, a California limited partnership ("FinPac"), (ii) one nominee who is designated by St. Paul Fire and Marine Insurance Company ("SPFM"), (iii) one nominee who is designated by The Firemark Global Insurance Fund, L.P., a Delaware limited partnership ("Firemark"), as the chief executive officer of the Corporation and (v) one nominee who is designated by the above four nominees.

            (b) Initial Directors. The initial directors of the Corporation shall be Patrick C. Haden, Richard S. Banas, Michael J. Morrissey, Robert C. Goodell and Stephen E. Adamson.

            (c) Removal of Director. At each annual or special meeting of the stockholders of the Corporation called for the purpose of removing directors of the Corporation, and at each time at which stockholders of the Corporation shall vote for or consent to the removal of directors of the Corporation, then and in each event, no stockholder shall vote (or consent with respect to) any Shares owned by him or it, to the extent that such Shares are entitled to be voted, for the removal of any director who is (i) the chief executive officer of the Corporation, (ii) designed by FinPac, (iii) designated by SPFM, (iv) designated by Firemark, or (v) designated by the chief executive officer of the Corporation and the nominees of FinPac, SPFM and Firemark, as the case may be. If the vote at such annual or special meeting or such consent results in a director being removed, there shall immediately follow an election of directors in accordance with subparagraph (a) above.

            (d) Vacancy. In the event of a vacancy on the Board created by the death, incapacity or resignation of a director, such vacancy shall be filled by a successor director who shall be elected in the manner by which his or her predecessor was elected as provided in subparagraph (a) above.

            (e) Size of Board of Directors. With respect to any proposed amendment of the Corporation's Bylaws, each Stockholder agrees to vote (or consent with respect to) any Shares owned by him or it, to the extent that such Shares are entitled to be


                                       2.

voted, such that the authorized number of members of the Board shall neither be increased nor decreased from five without the consent of all of the Stockholders.

     3.   Proposed Sales by Stockholders; Right of First Refusal and Co-Sale
Rights.

          (a) Solicited Shares. If any Stockholder receives a bona fide offer to purchase his or its Shares (other than in a Transaction pursuant to Section 6(b)) or any portion thereof (the "Solicited Shares") which he or it does not wish to accept, he or it shall immediately give notice, as provided in Section 12 of this Agreement, to the Corporation and the other Stockholders (the "Other Stockholders"), setting forth the terms of such offer and the identity of and means of contacting the offeror. Each of the other Stockholders shall be entitled to offer to sell to such offeror such proportion of the Solicited Shares as the number of Shares owned by him or it bears to the total number of Shares owned by the other Stockholders.

          (b) Proposed Sales. Should any Stockholder desire to sell, assign, encumber, transfer or otherwise dispose of any of his or its Shares, or of any interest in such Shares in any transaction other than a transaction pursuant to
Section 6(b) of this Agreement (the "Transaction"), he or it (the "Seller") shall first serve written notice (the "Notice") on the Corporation and the Other Stockholders, in the manner prescribed in Section 12 of this Agreement, of his or its desire to do so. The Notice must specify: (i) the name and address of the person or entity to whom the Seller proposes to sell, encumber, assign or transfer the Shares or an interest in the Shares (the "Offeror"), (ii) the number of Shares, or the interest in the Shares, the Seller proposes to sell, assign or transfer (the "Offered Shares"), (iii) the price or amount per Share to be paid or delivered to the Seller for the proposed sale, encumbrance, assignment or transfer, and (iv) all other terms and conditions of the proposed sale, encumbrance, assignment or transfer, and (iv) all other terms and conditions of the proposed sale, encumbrance, assignment or transfer. In the event the Seller proposes to sell, assign, transfer or encumber a number of Shares which would reduce the number of shares held by them or it after the proposed sale, assignment, encumbrance or transfer to less than 10% of the number of Shares of the Corporation held by such Seller as of the Second
Closing Date (as defined in the Series A Convertible Preferred Stock Purchase Agreement of even date herewith among the Corporation and the Purchasers) the Seller must include all Shares held by him or it as Offered Shares.

          (c) Board Meeting. The Secretary of the Corporation shall, within seven days after actual physical receipt by him or her of a Notice, call a special meeting of the Corporation's Board of Directors in the manner provided in the Bylaws, to be held at the earliest time that is reasonably feasible.

          (d)  Corporation's Option to Purchase.

               (i) Subject to subparagraph (d)(ii), the Corporation shall have 15 days after a Notice is deemed, under Section 12 of this Agreement, to

                                       3.

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          have been served on it, to elect to purchase all or any part of the
          Offered Shares, at the price and on the terms and conditions specified in the Notice; provided, however, that the Corporation shall not be permitted to purchase any part of the Offered Shares unless all Remaining Shares, as that term is defined in subparagraph
          (f), are purchased by The Other Stockholders pursuant to the last sentence of subparagraph (g).

                    (ii) In the event the price specified in the Notice is to be paid in other than cash, cash equivalents or publicly traded securities and the Corporation and the Seller are unable to reach agreement as to the valuation of the price specified in the Notice within ten days of the date the Notice is deemed to have been served, the valuation of the price shall be determined by arbitration in accordance with the rules of the American Arbitration Association, the cost of which shall be borne equally by the Corporation and the Seller. In such event, the 15 day period provided in subparagraph
          (d)(i) hereof, shall be tolled until such time as the arbitrator delivers his findings as to the valuation of the price to the Corporation, the Other Stockholders and the Seller.

               (e) Exercise of Option by Corporation. Should the Corporation, within the time specified in subparagraph (d), elect to purchase all or any part of the Offered Shares, the Secretary of the Corporation shall promptly give written notice of that fact to the Seller. Within 15 days thereafter, on delivery to the Corporation of the certificate or certificates representing the number of Offered Shares purchased by the Corporation endorsed for transfer to the Corporation, the Corporation shall deliver to the Seller any cash, notes or other instruments required to consummate its purchase. If the Corporation elects to purchase only part of the Offered Shares, this purchase shall be held in escrow pending resolution of whether the Corporation shall be permitted to purchase any Offered Shares pursuant to subparagraph (d)(i).

               (f) Failure of Corporation to Exercise Option. Should the Corporation fail to purchase, within the time and in the manner specified in subparagraph (e), all of the Offered Shares, the Secretary of the Corporation shall promptly give written notice (the "Rejection Notice") of that fact to each of the Other Stockholders. The Rejection Notice shall also specify the number of Offered Shares specified in the Notice and the number of Offered Shares not purchased by the Corporation (the "Remaining Shares").

               (g) Other Stockholders' Option to Purchase. Within ten days after the mailing of the Rejection Notice, each Other Stockholder may serve written notice on the Secretary of the Corporation of its election to purchase a specified number of the Remaining Shares at the price and on the terms and conditions specified in the Notice, or, alternatively, his or its election to sell Shares on the terms set forth in the Notice and the number of Shares each Other Stockholder would like to sell in the Transaction if given the opportunity. Should



                                       4.
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the total number of Shares the Other Stockholders have elected to purchase be less than the number of Remaining Shares, the Seller shall be entitled to sell all of the Offered Shares to the Offeror in the Transaction, subject to the rights of co-sale granted to the Other Stockholders hereunder.

               (h) Excessive Offers to Purchase. Should the total number of Shares the Other Stockholders have elected to purchase exceed the number of Remaining Shares, each of such Other Stockholders shall be entitled to purchase such proportion of the Remaining Shares as the number of Shares such Stockholder sought to purchase by notice given pursuant to subparagraph (g) bears to the total number of Shares owned by Other Stockholders who have elected to purchase Remaining Shares. The Secretary of the Corporation shall promptly, on expiration of the time period specified in subparagraph (g), notify each of the Other Stockholders of the number of Remaining Shares which he or it may purchase and the date, which shall be five days after the expiration of the time period specified in subparagraph (g), which the Secretary has set for consummation of the purchase of the Remaining Shares by the Other Stockholders (the "Purchase").

               (i) Consummation of Purchase. On or prior to the date set by the Secretary of the Corporation pursuant to subparagraph (h) for consummation of the Purchase, each of the Other Stockholders participating in the Purchase must deliver to the Secretary of the Corporation all cash, notes or other instruments required to consummate his or its Purchase. On the date set pursuant to subparagraph (h) for consummation of the Purchase, the Secretary of the Corporation shall, on delivery to him or her of the certificate or certificates for the Remaining Shares duly endorsed for transfer, consummate the Purchase and deliver the consideration therefor to the Seller. The Secretary of the Corporation shall then cause each of the Remaining Shares purchased by a Stockholder to be transferred to the name of such Stockholder on the books of the Corporation.

               (j)  Failure to Exercise Option; Joint Sale.

                    (i) Should the Corporation and the Other Stockholders fail to elect within the times specified in this Agreement to purchase all of the Offered Shares specified in the Notice, and if any Other Stockholder has expressed, pursuant to subparagraph (g), a desire to sell all or a portion of his or its Shares, then each such Other Stockholder (the "Participating Stockholder") shall be entitled to sell a portion of his or its Shares in the Transaction. The
          Secretary of the Corporation shall promptly, on expiration of the time period specified in subparagraph (g), notify the Seller and Offeror of the identities of the Participating Stockholders and the number of Shares they wish to sell. The Seller shall use his or its best efforts to interest the Offeror in purchasing the Shares the Participating Stockholders desire to sell, as well as all Offered Shares. If the Offeror does not wish to purchase the full amount of available Shares, then the Participating Stockholders as a group shall be entitled to sell in the Transaction up to that number of Shares which is


                                       5.



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               the same percentage of the number of Shares the Offeror will accept as the number of Shares the Participating Stockholders wish to sell bears to the total number of the Shares the Seller and the Participating Stockholder wish to sell and the number of Shares that each Participating Stockholder will be able to sell will be allocated pro rata based on the number of Shares each Participating Stockholder elects to sell pursuant to subparagraph(g).

                              (ii) The transaction shall then proceed on the
               terms and conditions set forth in the Notice, with the Seller entitled to sell that number of his or its own Shares which equals the difference between the number of Shares allowed to be sold by the Participating Stockholders as calculated above, and the total number of Shares accepted by the Offeror.


                              (iii) If there are no Participating Stockholders,
               the Seller shall be entitled to sell all of the Offered Shares to the person or entity specified in the Notice at the price and on the terms and conditions specified in that Notice, if such sale is consummated within 90 days from the date the Notice is received by the Secretary of the Corporation. The Seller may not, however, without giving a new Notice of his or its intention to do so, which Notice shall reinstate the options of the Corporation and the Other Stockholders set forth in this Agreement to purchase the Offered Shares or to sell their respective shares, sell any or all of the Offered Shares to the person or entity and on the terms specified in the Notice after said 90 day period has elapsed, or to any other person or entity or at any other price or on any other terms and conditions than those specified in the Notice.

                              (iv) The proceeds of any sale made by the Seller
               without compliance with the provisions of this Section 3 shall be deemed to be held in constructive trust in such amount or amounts as would have been due the Participating Stockholder(s) had the Seller compiled with this Section 3.

               4.             Financial Information.

               (a) Annual and Quarterly Information. The Corporation will furnish the following reports to each Stockholder (or its representative) so long as such Stockholder is a holder of any Shares:

                              (1) As soon as practicable after the end of each
               fiscal year of the Corporation, and in any event within 90 days thereafter, a consolidated balance sheet of the Corporation and its subsidiaries as of the end of such fiscal year, and consolidated statements of income and cash flow of the Corporation and its subsidiaries for such year, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in


                                       6.

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               reasonable detail and certified by independent public accountants of recognized national standing selected by the Corporation.


                              (ii) As soon as practicable after the end of the
               first, second and third quarterly accounting periods in each fiscal year of the Corporation, and in any event within 45 days thereafter, a consolidated balance sheet of the Corporation and its subsidiaries as of the end of each such quarterly period, and consolidated statements of income and cash flow of the Corporation and its subsidiaries for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject only to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Corporation.

                              (iii) During such time as the Corporation is
               subject to the reporting requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in lieu of the financial information required pursuant to clauses (i) and (ii), copies of its Annual and Quarterly Reports on Forms 10-K and 10-Q, respectively, or any similar successor forms, as filed with the Securities and Exchange Commission.

               (b) Additional Information. Tile Corporation will permit representatives of the Stockholders to visit and inspect any of the properties of the Corporation, including books of account, and to discuss its affairs, finances and accounts with the Corporation's officers and its independent public accountants, all at such reasonable times and as often a Stockholder may reasonably request. During such time as the Corporation is not subject to the reporting requirements of Section 13(a) of the Exchange Act, the Corporation will deliver the reports described below in this subparagraph (b) to any Stockholder who holds at least 10% of the Shares held by the Stockholder on the Second Closing Date:

                              (i) As soon as practicable after the end of each
               month commencing with the month of January 1994 and in any event within 30 days thereafter, a consolidated balance sheet of the Corporation and its subsidiaries as of the end of such month, and consolidated statements of income and cash flow of the Corporation and its subsidiaries for each month and for the current fiscal year of the Corporation to date, prepared in accordance with generally accepted accounting principles consistently applied, together with a comparison of such statements to the prior year's results and the Corporation's operating plan then in effect and approved by its Board of Directors, and certified, subject only to changes resulting from normal year-end audit adjustments, by the principal financial or accounting officer of the Corporation. As soon as practicable after the end of each month and in any event within 30 days



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
         thereafter for the months of September 1993 through December 1993, the following information with respect to M.L. Oates Insurance Company and Property Managers Insurance Services: sales, claims, reserves, investment income and paid expenses.

                    (ii) An annual summary of the financial plan of the Corporation (to be delivered 30 days prior to each fiscal year end), as contained in its operating plan approved by the Corporation's Board of Directors, as soon as practicable following such approval. Any material changes in such financial plan shall be submitted as promptly as practicable after such changes have been approved by the Board of Directors.

                    (iii) With reasonable promptness, such other information and data with respect to the Corporation and its subsidiaries as a Stockholder may from time to time reasonably request.

                    (iv) The foregoing provisions of this subparagraph (b) shall not be in limitation of any rights which the Stockholders may have to the books and records of the Corporation and it subsidiaries, or to inspect their properties or discuss their affairs, finances and accounts.

               (c) Assignment of Rights to Financial Information. The rights granted pursuant to subparagraphs (a) and (b) may be assigned or otherwise conveyed by any Stockholder in connection with the transfer or assignment of Shares to a partner of a Purchaser, or the transfer or assignment to a single transferee of not less than 20% of the Shares held by such Stockholder on the Second Closing Date, and such rights may be further reassigned or conveyed by such partner or single transferee to another such partner or single transferee, upon the written consent of the Corporation which consent shall not be unreasonably withheld.

         5. Right of First Refusal Upon New Issuance by Corporation. The Corporation hereby grants to each Stockholder the right of first refusal to purchase, pro rata, all (or any part of) such Stockholder's pro rata share of New Securities (as defined in this Section 5) which the Corporation may, from time to time, propose to sell and issue. A Stockholder's pro rata share, for purposes of this right of first refusal, is the ratio of (i) the number of Shares owned by such Stockholder as of the date of the proposed sale to (ii) the aggregate number of shares of Common Stock of the Corporation outstanding as of the date of such proposed sale plus the number of shares of Common Stock issuable upon conversion of all outstanding convertible securities of the Corporation (including the Series A Stock) as of the date of such proposed sale. Each Stockholder shall have a right of over-allotment such that if any Stockholder fails to exercise its right hereunder to purchase its pro rata portion of New Securities, the other Stockholders may purchase all or any part of the non-purchasing Stockholder's portion (pro rata as to all such other Stockholders who elect to purchase such over-allotment portion) within ten days from the date such non-purchasing


                                       8.

Stockholder fails to exercise its right hereunder to purchase its pro rata share of New Securities. This right of first refusal shall be subject to the following provisions:

      (a) Definition. "New Securities" shall mean any capital stock (including Common Stock or Preferred Stock) of the Corporation whether now authorized or not, and all rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term "New Securities" does not include (i) securities outstanding on the date hereof or on the Second Closing Date; (ii) securities offered to the public pursuant to a registration statement, filed pursuant to the Securities Act of 1933, as amended (the "Securities Act");
(iii) securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of all or substantially all the assets or other reorganization whereby after such acquisition the Corporation owns not less than 51% of the voting power of such corporation; (iv) any borrowings, direct or indirect, from financial institutions or other persons by the Corporation, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument, provided such borrowings do not have equity features, including warrants, options or other rights to purchase capital stock, and are not convertible into capital stock of the Corporation; (v) the shares of Common Stock reserved for issuance to employees, directors or consultants of the Corporation (or securities convertible into such Common Stock, or rights, options or warrants to purchase such Common Stock or convertible securities); or (vi) the shares of Common Stock issuable upon conversion of the Series A Stock.

      (b) Notice. In the event the Corporation proposes to undertake an issuance of New Securities, then, with respect to each such issuance, it shall give each Stockholder written notice of its intention, describing the type of New Securities, the price and the general terms upon which the Corporation proposes to issue the same. Each Stockholder shall have 30 days from the date such notice is given to agree to purchase all or any portion of the Stockholder's pro rata share of such New Securities for the price and upon the general terms specified in the notice by giving written notice to the Corporation and stating therein the quantity of New Securities to be purchased.

      (c) Over-Allotment. In the event any Stockholder fails to exercise the right of first refusal as to all of the New Securities proposed to be issued within said 30 day period, the Corporation shall give written notice of such fact, specifying the amount of securities not elected to be purchased, to any Stockholder who has elected to purchase any of such New Securities, and each such Stockholder shall have ten days, after the giving of such further notice, to purchase all or any part of its pro rata share of such unpurchased portion by giving written notice thereof to the Corporation. After the expiration of the period for the exercise of the over-allotment provisions of this subparagraph (c), the Corporation shall have 120 days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within 120 days from the date of said agreement) to sell that portion of the New Securities respecting which the Stockholders' option was not exercised, at a price and upon general terms no more favorable to the






                                       9.

purchasers thereof than specified in the Corporation's notice. In the event the Corporation has not sold the New Securities within said 120-day period (or sold and issued new Securities in accordance with said 120-day period (or sold and issued New Securities in accordance with the foregoing within 120 days from the date of said agreement), the Corporation shall not thereafter issue or sell any New Securities, without first offering such securities to the Stockholders in the manner provided above.

          (d) Assignment of Rights of First Refusal. The right of first refusal set forth in this Section 5 may be assigned or otherwise conveyed by any Stockholder in connection with the transfer or assignment of Shares to a partner of a Purchaser, or the transfer or assignment to a single transferee of not less than 20% of the Shares held by such Stockholder on the Second Closing Date, and such rights may be further reassigned or conveyed by such partner or single transferee to another such partner or single transferee, upon the written consent of the Corporation which consent shall not unreasonably withheld.

     6.   Restrictions on Transferability of Securities; Compliance with
          Securities

          (a) Restrictions of Transferability. To accomplish the purposes of this Agreement, any transfer, sale, assignment, hypothecation, encumbrance or alienation of any of the Shares by the Stockholders, other than according to the terms of this Agreement, devoid and transfers no right, title or interest in or to said Shares or any of them, whether now owned or hereafter acquired, to the purported transferee, buyer, assignee, pledgee or encumbrance holder. In addition to the restrictions on transfer set forth herein, the Stockholders acknowledge that Goodell's and SMG's Shares are subject to the restrictions set forth in that certain Restricted Stock Agreement of even date among the Corporation, Goodell and SMG. The conditions for transfer set forth in this
Section 6 are intended to insure compliance with the provisions of the Securities Act or, in the case of subparagraph (m) hereof, to assist in an orderly distribution.

          (b) Transfers not Subject to Restrictions. Subject to Section 9 of this Agreement, (i) either Roger or Goodell may sell, assign or transfer Shares to his parents, the parents of his spouse, his spouse or issue or adopted children, or to a trust established for the benefit of his parents, the parents of his spouse, his spouse, issue, adopted children, or himself, or dispose of them under his will and (ii) any of the Purchasers may sell, assign or transfer Shares to a partner or an "affiliate," as such term is defined in Rule 405 under the Securities Act.

          (c) Certain Definitions. As used in this Section 6, the following terms shall have the following respective meanings:

     "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.



                                      10.

     "Restricted Securities" shall mean the securities of the Corporation required to bear or bearing the legends set forth in subparagraph (d) hereof.

     "Registrable Securities" shall mean (i) the Shares, (ii) any Common Stock issued in respect of securities issued pursuant to the conversion of the Series A Stock upon any stock split, stock dividend, recapitalization or similar event and (iii) Common Stock issued upon exercise of the Warrants (as defined in Section 16 hereof).

     The terms "register", "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

     "Registration Expenses" shall mean all expenses incurred by the Corporation in compliance with subparagraph (f) hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Corporation, blue ??? fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Corporation, which shall be paid in any event by the Corporation) and the expenses associated with the Corporation's obligations under subparagraph (h) hereof.

     "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for any Holder.

     "Holder" shall mean any holder of the outstanding Shares or Registrable Securities which have not been sold to the public.

     (d) Restrictive Legends. Each certificate representing (i) the Shares,
(ii) shares of the Corporation's Common Stock issued upon conversion of Series A Stock or exercise of the Warrants, or (iii) any other securities issued in respect of the Shares of the Common Stock issued upon conversion of the Series A Stock or exercise of the Warrants, upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted or unless the securities evidenced by such certificate shall have been registered under the Securities Act and publicly sold pursuant to such registration) be stamped or otherwise imprinted with legends substantially in the following form (in addition to any legend required under applicable state securities laws):

     THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE

                                      11.

     STATE SECURITIES LAW OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE STOCKHOLDERS AGREEMENT DATED AS OF SEPTEMBER 7, 1993, BY AND AMONG THE CORPORATION AND CERTAIN HOLDERS OF THE OUTSTANDING CAPITAL STOCK OF THE CORPORATION. A COPY OF THE STOCKHOLDERS AGREEMENT AND ALL AMENDMENTS THERETO HAS BEEN PLACED ON FILE BY THE CORPORATION AND MAY BE EXAMINED BY A STOCKHOLDER OF THE CORPORATION AS PROVIDED BY SECTION 220 OF THE DELAWARE GENERAL CORPORATION LAW. ALL THE TERMS AND PROVISIONS OF THE AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE AND MADE A PART OF THIS CERTIFICATE.

     Upon request of holder of such certificate, the Corporation shall remove the first legend from the certificate or issue to such holder a new certificate therefor free of the first transfer legend, if, with such request, the Corporation shall have received either the opinion referred to in subparagraph
(e)(i) or the "no-action" letter referred to in subparagraph (e)(ii) to the effect that any transfer by such holder of the securities evidenced by such certificate will be exempt from the registration and/or qualification requirements of, and that such legend is not required in order to establish compliance with, the Securities Act and, if applicable, any state securities laws under which transfer restrictions on such securities had been previously imposed.

               e. Notice of Proposed Transfers. The Holder of Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this subparagraph (e) and the other provisions of this Agreement, if applicable to the proposed transfer. Prior to any proposed transfer of any Restricted Securities (other than under circumstances described in subparagraph
(f) hereof), the Holder thereof shall give written notice to the Corporation of such Holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied (except in transactions demonstrated to the Corporation's reasonable satisfaction to be in compliance with Rule 144 of the Commission, or any substantially identical successor rule of the Commission) by either (i) a written opinion of legal counsel who shall be reasonably satisfactory to the Corporation, addressed to the Corporation, and reasonably satisfactory in form and substance to the Corporation's counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act and any applicable state securities laws, or (ii) a "no action" letter from



                                      12.

the Commission (and any necessary state securities administrators) to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission (or such administrators) that action be taken with respect thereto, whereupon the Holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Corporation. Each certificate evidencing the Restricted Securities transferred as above provided shall bear the appropriate restrictive legend set forth in subparagraph (d) above, except that such certificate shall not ear such restrictive legend if the transfer is made pursuant to Rule 144 or if the opinion or "no-action" letter referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act and applicable state securities laws.


        (f)    Corporation Registration.

               (i) If the Corporation shall determine to register any of its securities either for its own account or the account of any security holder or holders, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Commission Rule 145 (or substantially similar successor rule) transaction, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information regarding the Corporation as would be required to be included in a registration statement covering the sale of Registrable Securities, the Corporation will:

                      (A) promptly give to each Holder written notice thereof;
and

                      (B) include in such registration (and any related qualification under state blue sky laws and other compliance filings, and in any underwriting involved therein), all the Registrable Securities specified in a written request or requests, given by any Holder within 15 days after such written notice from the Corporation described in clause (A) above is given, except as set forth in clause (ii) below.

               (ii) Underwriting. If the registration of which the Corporation gives notice is for a registered public offering involving an underwriting, the Corporation shall so advise the Holders as part of the written notice given pursuant to clause (i)(A). In such event the right of any Holder to registration pursuant to this subparagraph shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Corporation and the other persons distributing their securities through such underwriting) enter into an underwriting agreement in



                                       13.

               customary form with the underwriter or underwriters selected or approved for underwriting by the Corporation. Notwithstanding any other provision of this subparagraph (f), if the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, (a) if such registration is the first registered offering of the Corporation's securities to the public, the underwriter may (subject to the allocation priority set forth below) exclude from such registration and underwriting some or all of the Registrable Securities which would otherwise be underwritten pursuant hereto, and (b) if such registration is other than the first registered offering of the sale of the Corporation's securities to the general public, the underwriter may (subject to the allocation priority set forth below) limit the number of Registrable Securities to be included in the registration and underwriting to not less than 50% of the securities included therein (based on aggregate market values). The Corporation shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated in the following manner: The securities of the Corporation held by officers and directors of the Corporation (other than Registrable Securities held by affiliates of the non-employee directors) shall be excluded from such registration and underwriting to the extent required by such limitation, and, if a limitation on the number of shares is still required, the number of shares that may be included in the registration and underwriting shall be allocated among all Holders and other security holders requesting registration in proportion, as nearly as practicable to the respective amounts of Registrable Securities and other securities which they held at the time of filing the registration statement. If any Holder of Registrable Securities or any officer, director or other security holder requesting registration disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Corporation and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

               (g) Expenses of Registration. All Registration Expenses incurred on behalf of Holders in connection with any registration, qualification or compliance pursuant to this Section 6 shall be borne by the Corporation and all Selling Expenses shall be borne by the holders of the securities so registered pro rata on the basis of the number of their shares so registered.

               (h) Registration Procedures. In the case of each registration effected by the Corporation pursuant to subparagraph (f), the Corporation will advise each Holder writing as to the initiation of each registration and as to the completion thereof. The Corporation will:



                                       14.

                              (i) Keep such registration effective for a period
               of 90 days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; and

                              (ii) Furnish such number of prospectuses and other
               documents incident thereto as a Holder from time to time may reasonably request.

                       (i)   Indemnification.

                              (A) The Corporation will indemnify each Holder,
               each of its officers, directors and partners, and each person controlling such Holder, with respect to which registration, qualification or compliance has been effected pursuant to this
               Section 6, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained ill any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Corporation of the Securities Act or any rule or regulation thereunder applicable to the Corporation and relating to action or inaction required of the Corporation ill connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors and partners, and each person controlling such Holder, each Such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claims loss. damage, liability or action, provided that the Corporation will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on (i) any untrue statement or omission based upon written information furnished to the Corporation by such Holder or underwriter and stated to be specifically for use therein, or (ii) any failure by any such Holder or underwriter to comply with the prospectus delivery requirements of the Securities Act.

                              (B) Each Holder and other security holder will, if
               Registrable Securities held by him are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Corporation, each of its directors and officers and each underwriter, if any, of the Corporation's securities covered by such a registration statement, each person who controls the Corporation or such underwriter within the meaning of the Securities Act and the rules and regulations thereunder, each other such


                                              15.

               Holder and other security holder and each of their officers, directors and partners, and each person controlling such Holder or other security holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Corporation and such Holders, other security holders, directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Corporation by such Holder or other security holder and stated to be specifically for use therein; provided, however, that the obligations of such Holders and other security holders hereunder shall be limited to an amount equal to the proceeds to each such Holder or other security holder of Securities sold as contemplated herein.

                              (C) Each party entitled to indemnification under
               this subparagraph (i) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligation under this Section 6. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as a unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

               (j) Information by Holder. Each Holder of Registrable Securities, and each other person holding securities included in any registration, shall furnish to the Corporation such information regarding such Holder or other person and the distribution proposed by such Holder or other person as the Corporation may reasonably request in


                                       16.

writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 6.

                  (k) Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of the Restricted Securities to the public without registration, the Corporation agrees to:

                         (i) Use its best efforts to make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after 90 days following the effective date of the first registration under the Securities Act filed by the Corporation for an offering of its securities to the general public;

                         (ii) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Corporation under the Securities Act and the Exchange Act at any time during which it is subject to such reporting requirements: and

                         (iii) So long as the Stockholder owns any Restricted
               Securities, furnish to the Stockholder forthwith upon request a written statement by the Corporation as to its compliance with the reporting requirements of Rule 144 (at any time from and after 90 days following the effective date of the first registration statement filed by the Corporation for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time during which it is subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Corporation, and such other reports and documents so filed as the Stockholder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Stockholder to sell any such securities without registration.

                  (l) Transfer of Registration Rights. The rights to cause the Corporation to register securities granted by the Corporation under subparagraph (f) may be assigned by any Holder to transferees or assignees of Shares constituting at least 1% of the then outstanding Common Stock of the Corporation (considering, for this purpose, Shares of Series A Stock to be equivalent to the number of shares of Common Stock into which they are then convertible); provided, however, that the Corporation is given written notice at the time of or within a reasonable time after said transfer, stating the name and address of said transferees or assignees and identifying the securities with respect to which such registration rights are being assigned; and, provided, further, that the transferees or assignees of such rights assume the obligations of the Purchaser under Section 6.

                  (m) "Market Stand-Off" Agreement. Each Stockholder agrees, if requested by the Corporation and the underwriter of Common Stock (or other securities) of






                                              17.

the Corporation, not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Corporation held by it during the 90 day period following the effective date of any registration statement of the Corporation filed under the Securities Act with respect to a firmly underwritten public offering of securities by the Corporation, provided that at least 90% of all Holders, other security holders whose securities are included in such registration statement and officers and directors of the Corporation shall also enter into similar agreements.

          Such agreement shall be in writing in a form satisfactory to the Corporation and such underwriter. The Corporation may impose stop-transfer instructions with respect to the securities subject to the foregoing restrictions until the end of said period.

               (n) Termination of Registration Rights. The rights to cause the Corporation to register securities granted by the Corporation under subparagraph (f) shall terminate with respect to any Holder during such time as all of the Registrable Securities of such Holder can be sold in accordance with Rule 144(k) of the Commission.

          7. Board Control. The parties hereby agree that the Board shall have control over (i) the hiring of the second most senior executive officer of the Corporation, (ii) the loss reserving policy of the Corporation and (iii) the investment policy of the Corporation. Additionally, the Board shall be required to approve (i) the Corporation's annual budget and (ii) the Corporation's significant capital expenditures and acquisitions.

          8. Termination of this Agreement. This Agreement shall terminate upon the earliest to occur of:

               (a) The consummation by the Corporation of an offer and sale of shares of its capital stock to the public pursuant to an effective registration statement under the Securities Act;

               (b) The consolidation or merger of the Corporation with or into another corporation (other than a merger in which the Corporation is the continuing or surviving corporation) or the sale or conveyance to another corporation of all or substantially all of the assets of the Corporation;

               (c) The bankruptcy, receivership or dissolution of the Corporation;

               (d)  The tenth anniversary of the date hereof; and

               (e) The date on which the Stockholders, as a group, hold less than 50% of the outstanding shares of capital stock of the Corporation.

          9. Transferees Subject to Provisions. Any transferee of a Stockholder other than the Corporation or a Stockholder is subject to the terms of this Agreement, and



                                       18.

??? prior to the receipt of any Shares, consent to be bound by the terms of this Agreement in duly executing this Agreement and delivering an original executed copy hereof to the Secretary of the Corporation. Any transfer without such consent, execution and delivery will be null and void.

          10. Amendments or Alterations. This Agreement may be altered or amended in whole or in part at any time, only be a written instrument signed by the Corporation and at least 90% in interest of the Stockholders.

          11. Remedy for Breach. In addition to all other rights, any Stockholder shall have the right to enjoin any sale or other transfer of Shares which would cause any other Stockholder or his or its transferee to be in breach of this Agreement.

          12. Notices. Any and all notices or other communications required or permitted by this Agreement or by law to be served on, given to, or delivered to any party hereto by any other party to this Agreement shall be in writing and shall be deemed duly served, given or delivered when personally delivered to the party or to any officer of the party, or in lieu of such personal delivery, when deposited in the United States mail as certified mail, return receipt requested, with first-class postage prepaid, addressed, if to the Corporation to its principal place of business, or if to a Stockholder, at the address shown on
Schedule 1 attached hereto.

          13.  Severability.   Should any provision or portion of this
Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

          14. Governing Law. This Agreement shall be construed and governed by the laws of the State of Delaware.

          15. Attorneys' Fees. If any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such prevailing party may be entitled.

          16. Additional Stockholders upon Exercise of Warrants. The Corporation was issued a Common Stock Purchase Warrant to each of William E. Myers, Stephen E. Adamson, Brian E. Sanderson and California Central Trust Bank Corporation, as Trustee #1060000539 FBO David B. Rogers (the "Warrants"). Upon the exercise of the Warrants and as provided in the Warrants, the holders of the Common Stock issued pursuant thereto shall become "Stockholders" under this Agreement and as such shall be bound by and subject to the provisions hereof and shall have the benefit of the provisions hereof.

          17. Shares Held by IRA Trustees. Certain shares of Common Stock have been issued to California Central Trust Bank Corporation, as Trustee #1060000539 FBO




                                       19.

Robert C. Goodell ("RCG Trustee") and California Central Trust Bank Corporation, as Trustee #1060000539 FBO Suzanne M. Goodell ("SMG Trustee"). The Subscription Agreements pursuant to which such shares were issued provide that such shares shall be bound by and subject to the provisions hereof and shall have the benefit of the provisions thereof. RCG shall cause RCG Trustee to comply with the provisions of this Agreement. SMG shall cause SMG Trustee to comply with the provisions of this Agreement.

                  18. Expenses of Stockholders. The Corporation will pay all reasonable expenses of the Stockholders as listed on Schedule A hereto.

                  19. Counterparts. This Agreement may be signed in two or more identical counterparts, all of which when taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                  CORPORATION:

                                  FINANCIAL PACIFIC INSURANCE
                                  GROUP, INC.



                                  By:   /s/  KAREN OLDENKAMP
                                     ---------------------------------------
                                             Karen Oldenkamp, Secretary

                                  STOCKHOLDERS:

                                  FINPAC PARTNERS,
                                  a California limited partnership


                                  By:   /s/  PATRICK C. HADEN
                                     ---------------------------------------
                                             Patrick C. Haden, General Partner

                                  ST. PAUL FIRE AND MARINE INSURANCE
                                  COMPANY



                                  By:  [SIG]
                                     ---------------------------------------



                                  THE FIREMARK GLOBAL INSURANCE
                                  FUND, L.P., a Delaware limited partnership

                                  By:  [SIG]
                                     ---------------------------------------




                                       20.

                                   Wells Fargo Bank, N.A., Trustee for Latham &
                                   Watkins for the benefit of David B. Rogers


                                   By:             [SIG]
                                      ------------------------------------------
                                   Its:
                                       -----------------------------------------


                                   /s/ ROBERT C. GOODELL
                                   ---------------------------------------------
                                   Robert C. Goodell



                                   /s/ SUZANNE M. GOODELL
                                   ---------------------------------------------
                                   Suzanne M. Goodell




                                      21.